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                                 DTI Investors LLC

                                                               August 5, 1999


Dal-Tile International Inc.
7834 Hawn Freeway
Dallas, Texas 75217
Attention:  Mr. Jacques R. Sardas

Dear Jack:

          In connection with the granting of registration rights for the benefit of, and the proposed extension of the expiration date of, DTI Investors LLC (the "LLC"), the LLC agrees with Dal-Tile International Inc. ("Dal-Tile") not to consummate any proposed sale or other transfer (whether or not for value) of shares of Dal-Tile common stock or securities convertible into Dal-Tile common stock unless approved by the CEO of Dal-Tile, provided that if Jacques Sardas ("Sardas") is not CEO at such time, such sale or transfer must be approved by a majority of those directors of Dal-Tile who are not officers, directors, employees or consultants of AEA Investors Inc. or members of the LLC. By his execution hereof, Sardas agrees not to consummate any proposed sale or other transfer of shares of Dal-Tile common stock or securities convertible into Dal-Tile common stock unless approved by the LLC. These restrictions are not intended to apply to the transfer by (a) Sardas to family members or family trusts, or by operation of the laws of descent or distribution, so long as the transferee agrees to be bound by the terms of this letter agreement (and Sardas agrees to cause any persons to whom Sardas has transferred stock or options to be so bound), or
(b) Sardas or the LLC, pursuant to registration rights granted by Dal-Tile as of the date hereof. Nothing contained herein shall be deemed to restrict the LLC's right to distribute shares of Dal-Tile common stock to its members in connection with an exercise of registration rights for the benefit of its members, provided that in connection therewith its members agree to agreements that restrict transfer (on the same terms as contained in this agreement, including permitted transfers by distributees of the type contemplated by clause (a) of the preceding sentence) of Dal-Tile shares distributed to such members (other than shares being sold pursuant to the exercise of registration rights) until December 31, 2001. This agreement shall be governed by the law of the State of Delaware, without regard to its rules of conflict of laws, and shall terminate on December 31, 2001. The parties hereto agree that damages would not be an adequate remedy for breach of this Agreement, and accordingly, the parties may specifically enforce the provisions hereof.

                                   Very truly yours,

                                   DTI INVESTORS LLC

                                      By:   AEA Investors Inc., its Manager

                                        By:
                                           ---------------------------------
                                           Name:
                                           Title:
Agreed and Accepted:

DAL-TILE INTERNATIONAL INC.

By: /s/ Mark A. Solls
   -------------------------
    Name:   Mark A. Solls
    Title:  Vice President/Secretary

/s/ Jacques R. Sardas
----------------------------              -------------------------------------
Jacques R. Sardas                         [family transferees]